Exhibit 10.22

FIFTH AMENDMENT TO LEASE
(Half Dome)

This Fifth Amendment to Lease (this “Amendment”) is dated for reference purposes as of December 8, 2010, and is entered into by and between UPTOWN NEWPORT LP, a Delaware limited partnership (“Landlord”), and NEWPORT FAB, LLC, a Delaware limited liability company doing business as Jazz Semiconductor (“Tenant”), with respect to the following:

RECITALS:

A.           Conexant Systems, Inc., a Delaware corporation (the “Original Landlord”), and SpecialtySemi, Inc., a Delaware corporation (the “Original Tenant”), entered into that certain written Lease dated March 12, 2002, as amended by that certain First Amendment to Lease dated May 1, 2004, that certain Second Amendment to Lease dated December 31, 2005, that certain Third Amendment to Lease dated September 26, 2006 (the “Third Amendment”), and that certain Fourth Amendment to Lease dated as of June 15, 2009 (collectively, the “Lease”). Tenant has succeeded to the interest of the Original Tenant under the Lease. The Lease covers certain premises (the “Leased Premises”) known as Building 501 and commonly referred to as the “Half Dome” (the “Building”) with a street address of 4311 Jamboree Road, Newport Beach, California. Capitalized terms used herein shall have the meanings given them in the lease unless otherwise defined herein.

B.           Landlord is currently under contract to purchase the Leased Premises from the Original Landlord. If the closing of such purchase (the “Closing”) occurs, Landlord will succeed to the interest of the Original Landlord under the Lease.

C.           If the Closing occurs, Landlord and Tenant wish to amend the Lease in certain respects, as provided in this Amendment.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows, effective immediately upon the Closing (as evidenced by the recordation of a grant deed executed by the Original Landlord conveying the Leased Premises to Landlord (the “Effective Date”):

1.             Definition of Expense Rent Modified. Commencing as of the Effective Date, and for the balance of the Lease term, as same may be extended, the definition of “Expenses” as set forth in Section 1.1(o) of the Lease is hereby modified as follows:

(a)           Subsection (ii) thereof is deleted in its entirety and replaced with the following:

“(ii)All costs and expenses paid or incurred by Landlord in providing services to Tenant as described in this Lease, except that the management fee shall be fixed at Nineteen Thousand Eight Hundred and 36/1 00ths Dollars ($19,800.36) annually, payable in monthly installments of One Thousand Six Hundred Fifty and 03/1 00ths Dollars ($1,650.03) (based upon approximately $.29 per square foot of Leased Premises per month).”

(b)           Subsection (iii) thereof is deleted in its entirety and replaced with the following:

“(iii) Base rent in the agreed fixed annual sum of Two Hundred Two Thousand Nine Hundred Eighty Dollars ($202,980.00), payable in monthly installments of Sixteen Thousand Nine Hundred Fifteen Dollars ($16,915.00).”

2.             Replacement of Relocation Provisions with Lease Termination Provision. Section 4 of the Third Amendment is hereby deleted in its entirety and replaced with the following:

        “4.            Early Lease Termination. Landlord shall have the right to terminate this Lease upon delivery of written notice to Tenant (the “Lease Termination Notice”). The Lease Termination Notice shall specify the date of termination of the Lease (the “Early Termination Date”), which shall not be less than six (6) months from the date of delivery of the Lease Termination Notice to Tenant; provided, in no event shall the Early Termination Date be earlier than January 1, 2014. In consideration of the right of Landlord to terminate the Lease early, concurrently with Tenant’s vacation of the Lease Premises in accordance with the requirements specified in the Lease on or before the Early Termination Date specified in the Lease Termination Notice, Landlord shall pay to Tenant a “Lease Termination Fee” calculated as follows:

If the Early Termination Date occurs in January, 2014, the Lease Termination Fee shall be Three Millions Dollars ($3,000,000.00). For each month after January, 2014 until the month that the Early Termination Date occurs, the Lease Termination Fee shall be reduced by Twenty-Two Thousand Dollars ($22,000.00).

Tenant shall not be entitled to receive a Lease Termination Fee if the Lease is lawfully terminated by Landlord following a default of Tenant under the Lease (i.e., a default which under the terms of the Lease or under applicable law, would legally permit Landlord to declare a termination of the Lease, e.g., Tenant’s failure to pay rent, application of Lease provisions providing for termination rights following a damage or destruction of the Premises or following a governmental agency’s exercise of the right of eminent domain with respect to the Leased Premises, etc.). Notwithstanding the foregoing, if Landlord has delivered to Tenant a Lease Termination Notice specifying a Lease Termination Date that will occur on or after March 13, 2016 and Tenant has not timely exercised its right to extend the term of the Lease in accordance with Article 15 of the Lease, the Lease Termination Fee shall be equal to the product of Fifty Thousand Dollars ($50,000.00) and the number of months in the original Lease term that follows the Lease Termination Date (partial months to be prorated).”

3.             Estoppel Certificate. Concurrently herewith Tenant shall deliver to Landlord an Estoppel Certificate in the form attached hereto as Exhibit “B”.

4.             Concurrent Execution of El Capitan Lease Amendment. The legal effectiveness of this Amendment is expressly conditioned upon the concurrent execution of that certain Sixth Amendment to Lease of even date herewith between Landlord and Tenant with respect to the leased premises located at 4321 Jamboree Road, Newport Beach, California (known as “Buildings 503 and 505”).

5.             Lease in Effect. Landlord and Tenant acknowledge and agree that the Lease, except as amended by this Amendment, remains unmodified and in full force and effect in accordance with its terms.

6.             Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the subject matter hereof and can be changed only by an instrument in writing executed by both Landlord and Tenant.

7.             Effectiveness of Amendment. Notwithstanding anything to the contrary contained herein, this Amendment shall not be deemed effective and the Lease shall not be deemed modified as provided herein unless and until Landlord has acquired legal title to the Leased Premises, as evidenced by a recorded grant deed executed by Original Landlord in favor of Landlord which includes the Leased Premises.

8.             Waiver and Release of Claims. The Original Landlord has asserted various alleged breaches of the Lease by Tenant and/or the Original Tenant of the Lease and has asserted that such alleged breaches provide a basis for termination of the Lease and/or termination of Tenant’s and/or Original Tenant’s options to extend the Lease pursuant to Article 15 of the Lease. Tenant and Original Tenant deny that such alleged breaches have occurred and deny that such alleged breaches provide a basis for termination of the Lease and/or termination of Tenant’s and/or Original Tenant’s options to extend the Lease. Landlord and Tenant hereby agree as follows:

(a)           Landlord hereby acknowledges, agrees and affirms that Tenant has succeeded to the interest of Original Tenant under the Lease, that Tenant has the options to extend the term of the Lease specified in Article 15 of the Lease (the “Extension Options”), and hereby forever waives, releases and disclaims any claims by the Original Landlord that any purported breaches by Tenant under the Lease prior to the Effective Date provide a basis for Landlord to terminate the Lease or to terminate Tenant’s Extension Options. Landlord further affirms that Tenant is hereby deemed to be an assignee for which Landlord’s and Original Landlord’s consent to assignment of the Lease was properly obtained, and that no dissolution, merger, consolidation or other reorganization of Tenant or Original Tenant occurring prior to the date of this Amendment shall constitute any basis for Landlord to terminate the Lease or the Extension Options. Nothing herein shall constitute a waiver of the obligation of Tenant to comply with the provisions of Article 7 of the Lease with respect to any future assignments or transfers by Tenant as provided therein.

(b)           With respect to Landlord’s waiver in Section 8(a) above, Landlord expressly, voluntarily and knowingly waives, abandons and relinquishes all rights, protections and benefits afforded by Section 1542 of the Civil Code of the State of California and any comparable language in other jurisdictions, and Landlord so understands and acknowledges the significance of such specific waiver as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

Landlord: UPTOWN NEWPORT LP, a Delaware limited partnership By: G&I VI Newport Corp., a Delaware corporation, general partner By: /s/ JEAN MARIE APRUZZESE Title: Vice President	Tenant: NEWPORT FAB, LLC, a Delaware limited liability company doing business as Jazz Semiconductor By: /s/ RAFI MOR Title: Senior VP & General Manager